CBRE CLARION SECURITIES

                                 CODE OF ETHICS







                                  JANUARY 2013


                                                                     CBRE
                                                                     -----------
                                                                     CLARION
                                                                     SECURITIES



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CONTENTS

     I.   ABOUT THIS CODE OF ETHICS ........................................   2
     II.  GENERAL PRINCIPLES OF HOW WE CONDUCT BUSINESS ....................   3
          A.   CBRE Clarion Principles .....................................   3
          B.   CBRE Corporate Values and Standards of Business Conduct .....   4
          C.   Sanctions ...................................................   4
     III. PERSONAL TRADING .................................................   6
          A.   Prohibition on Personal Trading in Real Estate or
                 Infrastructure Securities .................................   7
          B.   Types of Investments Covered by this Code ...................   7
          C.   Types of Accounts Covered by this Code ......................   8
          D.   Black-Out and Holding Periods ...............................  10
          E.   Pre-Clearance Requirements ..................................  11
          F.   Reporting Personal Securities Investments and Transactions ..  12
          G.   Reporting Commercial Real Estate Transactions ...............  13
     IV.  GENERAL STANDARDS OF PROFESSIONAL CONDUCT ........................  15
          A.   Material Non-Public Information (Inside Information) ........  15
          B.   Gifts, Entertainment, and Client Contributions ..............  17
          C.   Personal Political Contributions ............................  17
          D.   Anti-Bribery and Anti-Corruption ............................  18
          E.   Confidential Information and Privacy ........................  18
          F.   CFA Institute Code of Ethics and Standards of
                 Professional Conduct ......................................  19
          G.   Fairness in Communications ..................................  19
     V.   OTHER POTENTIAL CONFLICTS OF INTEREST ............................  21
          A.   Outside Business Activities .................................  22
          B.   Affiliations with Clients or Real Estate Companies ..........  23
          C.   Additional Compensation Arrangements ........................  23
     VI.  RECORDKEEPING ....................................................  24
          APPENDIX: GLOSSARY ...............................................  25

I.  About This Code of Ethics

CBRE Clarion Securities (CBRE Clarion) has adopted this Code of Ethics (Code) to clearly state how we prevent personal conflicts of interest and personal conduct from impacting our clients.

This Code applies to you if you are an employee, officer, director, or independent contractor working for CBRE Clarion or any its subsidiaries. As a representative of CBRE Clarion, it is understood that you will act with integrity and good faith.

     WE ARE FIDUCIARIES FOR OUR CLIENTS. THIS MEANS THAT WE HAVE A DUTY TO ACT FAIRLY, HONESTLY, AND IN THE BEST INTERESTS OF OUR CLIENTS AND INVESTORS.

Part of fulfilling these duties is ensuring that personal interests and conduct which might conflict -- or appear to conflict -- with the interests of clients are disclosed and controlled. The controls we have put in place to address these potential conflicts are summarized in this Code.

Specifically, this Code outlines:

     o    THE GENERAL PRINCIPLES OF HOW WE CONDUCT BUSINESS,

     o    THE CONDITIONS WE APPLY TO YOUR PERSONAL TRADING,

     o    THE PRINCIPLES OF OUR PROFESSIONAL CONDUCT, AND

     o    THE CONDITIONS OF YOUR ACTIVITIES OUTSIDE AND APART FROM CBRE
          CLARION.

Lastly, but no less importantly, our Code satisfies the regulatory requirements of the Investment Advisers Act of 1940 (Rule 204A-1) and the Investment Company Act of 1940 (Rule 17j-1).

You are expected to understand and abide by this Code as a condition of your association with CBRE Clarion. This Code is being delivered to you for your reference. Any changes to this Code will also be provided to you. This Code (and any amendments) will be available in the Compliance Manual and on our intranet site. You will be required to acknowledge receipt and acceptance of this Code upon joining the firm and then on an annual basis.

If you have any questions about any TERMS used in the Code, please refer to glossary in the appendix.


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II.  General Principles of How We Conduct Business

     A.   CBRE CLARION PRINCIPLES

In recognition of the trust and confidence placed in us by our clients -- and because we believe that our operations should benefit our clients -- we expect you to conduct yourself in accordance with the following universally applicable principles:

     THE INTERESTS OF OUR CLIENTS ARE PARAMOUNT.
     YOU MUST PLACE CLIENT INTERESTS BEFORE YOUR OWN.

     YOU MUST AVOID ACTIONS OR ACTIVITIES THAT BRING INTO QUESTION YOUR INDEPENDENCE OR JUDGMENT.

     YOU MUST ACT WITH INTEGRITY, RESPECT, COMPETENCE, LOYALTY, AND PROFESSIONALISM.

The following conditions are extensions of the above principles:

     o You must comply with the federal securities laws and other applicable regulations, including those related to professional designations or licenses. You must not knowingly participate, or assist, in any legal or ethical violation of those laws or regulations.

     o You must not commit any criminal act which could call into question your honesty, trustworthiness, or fitness as a financial professional.

     o You must not engage in any activity which is manipulative, fraudulent, or deceptive to a client or investor. This principle applies to prospective clients and investors.

     o You must not mislead any client or investor by making any untrue statement of material fact or by failing to fully and accurately disclose material information. This principle applies to prospective clients and investors.

Furthermore, as an investment adviser, we will deal fairly with all customers, including when we provide investment recommendations and make investment decisions.


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     B.   CBRE CORPORATE VALUES AND STANDARDS OF BUSINESS CONDUCT

As part of CBRE Group (CBRE), we share the same corporate values. The CBRE corporate values are timeless and transcend all markets, services lines, languages, and business cultures.

The CBRE corporate values are RISE:

     o RESPECT -- To treat everyone with dignity, value their contributions, and help one another succeed.

     o INTEGRITY -- To uphold the highest standards of truthfulness and reliability in our business practices.

     o SERVICE -- To dedicate ourselves to making a meaningful impact with our clients and in our communities.

     o EXCELLENCE -- To aspire to be the best in everything we do and drive for continuous improvement.

Additionally, you must follow the CBRE Standards of Business Conduct (SOBC), which is available to you through the CBRE corporate intranet. The CBRE SOBC represents a non-negotiable commitment to "do the right thing" when acting on behalf of CBRE. The CBRE SOBC embodies the fundamental principles that govern CBRE's ethical and legal obligations. They describe, summarize, and implement policies, some of which have been in place at CBRE for many years. The CBRE SOBC is organized into four general categories:

     o    Conduct Relating to EACH OTHER

     o    Conduct Relating to OUR BUSINESS PARTNERS, CLIENTS, AND COMPETITORS

     o    Conduct Relating to CBRE'S RESOURCES

     o    Conduct Relating to OUR COMMUNITIES

     C.   SANCTIONS

As stated before, you are expected to understand and abide by this Code as a condition of your association with CBRE Clarion.

Violations of this Code are taken seriously. If you become aware of any violation of this Code (including one involving yourself), you are required to promptly report it to the Chief Compliance Officer.

Any violation reported or identified will be reviewed by the Chief Compliance Officer and summarized in writing. Violations will be reported to the appropriate level of management or


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4                                       CBRE Clarion Securities | CODE OF ETHICS
oversight committee (including the CBRE Clarion Management Committee or the CBRE Clarion Risk & Control Committee). Additionally, a violation may be reported to CBRE global compliance, as well as certain clients (such as registered investment companies). The Chief Compliance Officer will approve a resolution for the situation and, if necessary, any sanctions.

Sanctions for violations of this Code may vary depending on the facts and circumstances. In determining the appropriate sanction, the Chief Compliance Officer and management may consider your history of prior violations, if the violation was accidental, or if the violation caused any harm to any clients.

The sanctions for violations may include:

                           o  WRITTEN WARNING
     MINOR VIOLATIONS      o  ADDITIONAL TRAINING AND RENEWAL OF
                              YOUR ACCEPTANCE OF THIS CODE
                           o  NOTICE TO YOUR MANAGER

                           o  UN-DO THE TRANSACTION
     SERIOUS VIOLATIONS    o  "GIVE-UP" OF PROFITS FROM THE VIOLATION
                           o  BE SUBJECT TO A FINANCIAL PENALTY
                              IMPOSED BY THE FIRM

     VERY SERIOUS OR
     REPEATED              o  TERMINATION OF EMPLOYMENT
     VIOLATIONS

IF WE REQUIRE YOU TO "GIVE-UP" PROFITS OR IF WE IMPOSE A FINANCIAL PENALTY ON YOU, THE PROCEEDS WILL BE DONATED TO A CHARITY SELECTED BY THE FIRM, IN THE NAME OF THE FIRM.

If your job involves supervising other employees, you should exercise reasonable supervision over those subordinate employees to prevent any violation of applicable laws, regulations, our Compliance Manual, or this Code by those employees.


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III. PERSONAL TRADING

As an investment adviser, we impose certain conditions on your personal investing activities.
Specifically, we:

     o    prohibit certain investments,

     o    require minimum holding periods on certain investments,

     o    require pre-clearance on certain investments, and

     o require periodic reporting of investments, transactions, and accounts.

If you are associated with a CBRE Clarion subsidiary, you are also required to follow the local personal trading policies IN ADDITION to the requirements of this Code.

For U.S. regulatory purposes, each employee, officer, director, or independent contractor working for CBRE Clarion or any its subsidiaries is designated as an ACCESS PERSON.

                   OVERVIEW OF PERSONAL TRADING REQUIREMENTS

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     PROHIBITED FROM BUYING OR SELLING

     o Real Estate and Infrastructure Securities in the Investable Universe for Clients (including ETFs)

     o    Direct investments in CBRE related securities
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     PRE-APPROVAL REQUIRED PRIOR TO TRANSACTING

     o    IPOs

     o    Private Placements and Hedge Funds

     o    Intersts in Commercial Real Estate

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     30-DAY MINIMUM HOLDING PERIOD BETWEEN TRANSACTIONS

     o    CBRE Clarion-advised Closed-End Funds

     o    CBRE Clarion-advised / sub-advised Mutual Funds

     o    CBRE Stock Fund in the CBRE Clarion 401k Plan
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     REPORTING OF PERSONAL HOLDINGS, ACCOUNTS, AND TRANSACTIONS

     o    Initial and Annual disclosure of personal accounts

     o Initial and Annual disclosure of personal investments and commercial real estate holdings

     o Quarterly disclosure of personal investments and commercial real estate transactions
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     A.   PROHIBITION ON PERSONAL TRADING IN REAL ESTATE OR INFRASTRUCTURE
          SECURITIES

You cannot invest in any real estate or infrastructure security (collectively "real estate securities") which would be eligible for client accounts. This means you may not own, buy, sell, short, or otherwise trade in real estate securities (including any derivatives linked to these securities).

We will provide a list of the real estate securities (the "investable universe") for your reference. This list will be updated periodically and will be available through the company intranet site (Clarinet) and through the Compliance department. You should refer to this list before making any personal investment to confirm that the security is not on this list. Any securities on the published list are prohibited.

Additionally, you cannot directly invest in any public securities issued by CBRE. However, you are permitted to invest in the CBRE Stock Fund, which invests in Class A of CBRE common stock and is available in the CBRE Clarion 401k plan. Investments in the CBRE Stock Fund are subject to the 30-day minimum HOLDING PERIOD described in Section III.D.2. (below). If you wish to invest in any private investment funds offered or sponsored through CBRE, you must comply with the co-investment guidelines in the CBRE Global Investors INVESTMENT MANAGEMENT POLICIES AND PROCEDURES GUIDE and receive approval from CBRE Clarion Compliance BEFORE investing. Please see the Chief Compliance Officer or General Counsel for more information.

     B.   TYPES OF INVESTMENTS COVERED BY THIS CODE

          1.   Securities

The trading restrictions and reporting requirements of this Code apply to your investments in SECURITIES. SECURITIES are:

          o    Stocks

          o    Bonds

          o    Exchange Traded Funds

          o    Exchange Traded Notes

          o    Closed-End Funds

          o    Derivatives (such as options, futures, forwards)

          o Privately Offered Investments (such as hedge funds and private equity funds)

          o    Mutual Funds advised or sub-advised by CBRE Clarion

          o    CBRE Stock Fund


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7                                       CBRE Clarion Securities | CODE OF ETHICS

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To be clear, "mutual funds advised or sub-advised by CBRE Clarion" is any mutual fund which is a client of CBRE Clarion, either directly or indirectly. These are funds where you may have access to portfolio or trading information through CBRE Clarion.

SECURITIES are NOT:

     o    Money market funds

     o    U. S. government securities or agencies

     o    Banker's acceptances

     o    Bank certificates of deposit

     o    Commercial paper

     o    Mutual funds NOT advised or sub-advised by CBRE Clarion

To clarify, any mutual fund which is not our client (I.E. not advised or sub-advised by CBRE Clarion) is not a SECURITY.

          2.   Interests in Commercial Real Estate

COMMERCIAL REAL ESTATE is any land or building suitable for office, commercial, industrial, retail, hotel, and/or multi-family housing (consisting of more than four (4) units). Personal residences, vacation homes, and multi-family housing (consisting of four (4) units or less) are NOT considered COMMERCIAL REAL ESTATE.

An INTEREST in COMMERCIAL REAL ESTATE includes the property itself, as well as any debt or equity SECURITIES of an entity engaged in investing, owning, or transacting in COMMERCIAL REAL ESTATE. An INTEREST also includes both direct and indirect INTERESTS.

The CBRE policy addressing personal ownership in COMMERCIAL REAL ESTATE is detailed in Policy 6.14 of the CBRE Policies and Procedures Manual.

     C. TYPES OF ACCOUNTS COVERED BY THIS CODE

The trading restrictions and reporting requirements of this Code apply to your SECURITIES ACCOUNTS. Your SECURITIES ACCOUNT is any account where you can buy, sell, or hold SECURITIES. Depending on the investment options for the account, a SECURITIES ACCOUNT could include:

     o    Personal brokerage accounts

     o    Trust accounts

     o    Retirement accounts (personal and employer sponsored)

     o    Education savings accounts (such as Section 529 Plan account)



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8                                       CBRE Clarion Securities | CODE OF ETHICS

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This Code applies to the SECURITIES ACCOUNTS where you have a financial interest or control. You are considered to have a financial interest or control over accounts where a named account owner is:

     o    You

     o    Your spouse

     o    Your child living at home

     o    A dependent family member sharing your household

     o    Anyone who has given you discretion over their investments

If someone has authorized you to make investment decisions on her / his behalf, then her / his SECURITIES ACCOUNTS would be considered your SECURITIES ACCOUNTS according to this Code. For example, if your neighbor has given you the authority to make investments on her behalf in an investment account, then your neighbor's investment account is considered your SECURITIES ACCOUNT.

You are considered to be a BENEFICIAL OWNER of these accounts for the purpose of this Code.

          1.   Disclosing Your Securities Accounts

You must disclose the existence of all of your SECURITIES ACCOUNTS. You are required to list all of your SECURITIES ACCOUNTS when you join CBRE Clarion. Any time you open a new SECURITIES ACCOUNT, you are required to report the new account at that time. Annually, you will be asked to provide an updated list of all of your SECURITIES ACCOUNTS.

You do not need to report any SECURITIES ACCOUNT where you do not have any influence or control prior to a trade. For example, if you have an account where you have hired an independent money manager with the authority to make investment decisions without asking for your prior approval or notification, then you do not need to report that account.

          2.   Arranging for Duplicate Statements

The Compliance department will make arrangements to have duplicate account statements for your SECURITIES ACCOUNTS sent directly to us. These account statements will be delivered either in paper form to a secure post office box, off-site from our office, or in electronic format to our code of ethics system. Only Compliance personnel will have access to your statement information.

The Compliance department may require your consent to arrange for the duplicate statements.


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9                                       CBRE Clarion Securities | CODE OF ETHICS

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     D.   BLACK-OUT AND HOLDING PERIODS

          1.   Closed-End Funds

On occasion, we will notify you that you are prohibited from purchasing or selling any shares in the CBRE Clarion Global Real Estate Income Fund (NYSE ticker: IGR) or Investors in Global Real Estate Limited (LN ticker: IGRE). This type of prohibition is often related to a pending board meeting or public announcement. This is considered a BLACK-OUT period. A BLACK-OUT period may be announced without prior warning and may continue for any length of time. We may also issue BLACK-OUT periods for other closed-end funds where we are the adviser or sub-adviser.

When you make a decision to buy or sell shares of IGR or IGRE, you must maintain that position for a minimum of 30 days. For example:

     o    If you buy shares today, you cannot sell shares for the next 30 days.

     o    If you sell shares today, you cannot buy shares for the next 30 days.

This minimum time period between buying and selling (or selling and buying) is the HOLDING PERIOD.

If you are an officer or director of IGR, your HOLDING PERIOD is 180 days. However, there may be exceptions within the regulations; consult with the Chief Compliance Officer or General Counsel for further information.

          2.   Mutual Funds and CBRE Stock Fund

There is a 30-day minimum HOLDING PERIOD for your investments in mutual funds where we are the adviser or sub-adviser. This HOLDING PERIOD applies to the mutual funds which are considered SECURITIES; that is, any mutual fund which is our client. Additionally, this HOLDING PERIOD applies to the CBRE Stock Fund within the CBRE Clarion 401k.

Similar to the closed-end funds:

     o    If you buy shares today, you cannot sell shares for the next 30 days.

     o    If you sell shares today, you cannot buy shares for the next 30 days.

The 30-day minimum HOLDING PERIOD applies to your transactions in your CBRE Clarion 401k and any similar SECURITIES ACCOUNT.


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10                                      CBRE Clarion Securities | CODE OF ETHICS

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     E.   PRE-CLEARANCE REQUIREMENTS

          1.   Personal Transactions

If you are located in our U.S. office, you do NOT need to get pre-clearance approval for most personal investments. There are three exceptions; you will need pre-clearance for personal investments in initial public offerings (IPOs), private offerings, and commercial real estate transactions (all three are described below).

If you are associated with our Hong Kong subsidiary, you must get pre-clearance for all personal trades. This is done through a pre-clearance form, which is available locally and through CBRE Clarion Compliance in the U.S. Please see the local Hong Kong Compliance Manual for a full description of personal trading requirements.

If you are associated with one of our subsidiaries, in Australia, Japan, or the U.K., the restrictions on personal trading are the same as if you were located in our U.S. office.

          2.   Initial Public Offerings (IPO)

You must get pre-clearance approval from the Chief Compliance Officer before you invest in any IPO.

          3.   Private Offerings

You must get pre-clearance approval from the Chief Compliance Officer before you invest in any private offering (such as a hedge fund or private equity fund). This applies for any private fund organized or sponsored by CBRE Clarion; you must get pre-clearance for your initial investment in any hedge fund sponsored by CBRE Clarion.

          4.   Commercial Real Estate

You must get pre-clearance approval from the Chief Compliance Officer before you engage in any transaction involving COMMERCIAL REAL ESTATE. At this time, the Chief Compliance Officer will review with you the conditions of the CBRE policy on personal ownership of real estate.


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     F.   REPORTING PERSONAL SECURITIES INVESTMENTS AND TRANSACTIONS

You are required to submit reports of your personal SECURITIES investments to the Compliance department. Specifically, you are required to disclose:

     o    Your SECURITIES ACCOUNTS

     o    Your SECURITIES holdings upon joining the firm

     o    Your personal SECURITIES transactions on a quarterly basis

     o    Your SECURITIES holdings on an annual basis

These reports will be treated as confidential.

If you are an officer or director of IGR, you must report every personal trade in shares of IGR IMMEDIATELY. The U.S. Securities and Exchange Commission (SEC) requires prompt notice of any such transactions. These reports are filed with the SEC and will be publicly available.

          1.   Disclosing Your Securities Accounts

As discussed above in Section III.C. (above), you must disclose the existence of all of your SECURITIES ACCOUNTS. You are required to list all of your SECURITIES ACCOUNTS when you join CBRE Clarion. Any time you open a new securities account, you are required to report the new account. Quarterly, you will be asked if you opened any new SECURITIES ACCOUNTS. Annually, you will be asked to provide an updated list of all of your SECURITIES ACCOUNTS.

You do not need to report any SECURITIES ACCOUNT where you do not have any influence or control prior to a trade. For example, if you have an account where you have hired an independent money manager with the authority to make investment decisions without asking for your prior approval or notification, then you would not need to report that account.

PERSONAL INVESTMENT REPORTING SCHEDULE

               INITIAL           QUARTERLY                 ANNUAL
              HOLDINGS         TRANSACTIONS               HOLDINGS
               REPORT             REPORT                   REPORT




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          2.   Initial Holdings Report

When you join the firm, you will have an orientation meeting with a member of the Compliance department. At that time, you will be provided with access to the Initial Holdings Report. The report will ask you to disclose all of your SECURITIES holdings and SECURITIES ACCOUNTS. Within 10 days of this orientation, you must submit the completed report to the Compliance department.

At this time, the Compliance department will work with you to arrange for duplicate account statements for your SECURITIES ACCOUNTS to be automatically delivered to the Compliance department.

          3.   Quarterly Transactions Report

Each quarter, you will be asked to report all of your transactions (such as purchases and sales) in SECURITIES. This report will require specific information, such as number of units, execution price, and broker. You must complete this report even if you did not have any transactions during the quarter.

          4.   Annual Holdings Report

Each year, you will be asked to report all of your personal SECURITIES holdings. This report will require specific information, such number of units, market price, and account information. You must complete this report even if you do not hold any SECURITIES or have any SECURITIES ACCOUNTS.

     G.   REPORTING COMMERCIAL REAL ESTATE TRANSACTIONS

You are required to submit reports of your personal investments in COMMERCIAL REAL ESTATE to the Compliance department. Specifically, you are required to disclose:

     o    Your INTERESTS IN COMMERCIAL REAL ESTATE

     o    Your COMMERCIAL REAL ESTATE transactions

          1.   Initial Interests in Commercial Real Estate

If you are a new employee, you will be provided with access to the Commercial Real Estate Report at your orientation. The report will ask you to disclose all of your INTERESTS in COMMERCIAL REAL ESTATE. Within 10 days of this orientation, you must submit the completed report to the Compliance department.


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          2.   Pre-Approval

You must get pre-clearance approval from the Chief Compliance Officer before you engage in any transaction involving an INTEREST in COMMERCIAL REAL ESTATE. At this time, the Chief Compliance Officer will review with you the conditions of the CBRE policy on personal ownership of real estate.

          3.   Quarterly Transactions Report

Each quarter, you will be asked to report all of your transactions (such as purchases and sales) of INTERESTS in COMMERCIAL REAL ESTATE. You must complete this report even if you did not have any transactions during the quarter.

          4.   Annual Holdings Report

Each year, you will be asked to report all of your INTERESTS in COMMERCIAL REAL ESTATE. You must complete this report even if you do not hold any INTERESTS in COMMERCIAL REAL ESTATE.



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     IV.  GENERAL STANDARDS OF PROFESSIONAL CONDUCT

In addition to our general principles and the guidelines for your personal investments, you must follow our general standards of professional conduct. These standards are generally based in regulation and expected best practices within our industry.

Specifically, the general standards of professional conduct relate to your conduct involving:

     o the use and communication of MATERIAL NON-PUBLIC INFORMATION (also referred to as "inside information"),

     o    your receipt or offering of GIFTS and ENTERTAINMENT,

     o    your political contributions,

     o preserving the confidential information and the privacy of our clients,

     o    providing investment advice to our clients, and

     o fairness in your communications with our clients, investors, prospects, and general public.

          A.   MATERIAL NON-PUBLIC  INFORMATION (INSIDE INFORMATION)

You are subject to the laws and regulations relating to the use and communication of MATERIAL NON-PUBLIC INFORMATION. Some of these laws are criminal and have very severe penalties for violations.

You must follow the POLICIES AND PROCEDURES TO PREVENT THE MISUSE OF MATERIAL NON-PUBLIC INFORMATION contained in SECTION 2_2000 of our Compliance Manual. The summary in this Code is intended for a quick reference.


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If you come in contact with MATERIAL NON-PUBLIC INFORMATION, you:

               CANNOT TRADE any security related to the information. THIS PROHIBITION EXTENDS TO
               TRANSACTIONS FOR YOUR PRESONAL ACCOUNT, THE
               ACCOUNTS OF YOUR FAMILY AND FRIENDS, AND FOR OUR
               CLIENTS.

               CANNOT COMMUNICATE or otherwise transmit the material non-public information to anyone else. THE PROHIBITION EXTENDS TO ANY PERSON
               INTERNALLY WITHIN CLARION, TO AFFILIATES OF CLARION, OR TO ANY OUTSIDE PARTY.

               MUST REPORT the situation to the Chief
               Compliance Officer or General Counsel
               immediately.

MATERIAL NON-PUBLIC INFORMATION relates to public companies, closed-end funds advised by CBRE Clarion, mutual funds advised / sub-advised by CBRE Clarion, and CBRE-related securities to cite a few examples.

The definition of MATERIAL NON-PUBLIC INFORMATION is contained in the glossary of this Code.

A more detailed discussion of this topic (including examples) is contained in our POLICIES AND PROCEDURES TO PREVENT THE MISUSE OF MATERIAL NON-PUBLIC INFORMATION, which is SECTION 2_2000 in our Compliance Manual.



















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          B.   GIFTS, ENTERTAINMENT, AND CLIENT CONTRIBUTIONS

Offering or receiving business GIFTS and ENTERTAINMENT is a customary way to strengthen business relationships. With certain restrictions, offering and receiving GIFTS and ENTERTAINMENT can be an acceptable and lawful business practice.

You must follow the GIFT, ENTERTAINMENT, AND CLIENT CONTRIBUTION policy contained in SECTION 2_4000 of our Compliance Manual. The summary in this Code is intended for a quick reference.

The overriding principle of our policy is that GIFTS, ENTERTAINMENT, or CLIENT CONTRIBUTIONS should not be offered, accepted, or solicited if it creates the impression that CBRE Clarion is trying to induce someone or if it appears that CBRE Clarion will be under an obligation.

You cannot offer or accept any GIFT, ENTERTAINMENT, OR CLIENT CONTRIBUTION if:

     o    It could be perceived as a bribe.

     o    Doing so is dishonest, illegal, or misleading.

     o    By doing so, the recipient appears to be under an obligation.

     o By doing so, you would violate the GIFT, ENTERTAINMENT, AND CLIENT CONTRIBUTION policy.

GIFTS and ENTERTAINMENT should not involve activities, products, or venues which could be considered embarrassing or in "bad taste."

Any GIFT or ENTERTAINMENT you accept or offer must be reasonable in cost, quantity, and frequency. The specific limits on the amount and frequency of GIFTS and ENTERTAINMENT are detailed in the GIFT, ENTERTAINMENT, AND CLIENT CONTRIBUTION policy in the Compliance Manual. You must familiarize yourself and comply with these limits.

          C.   PERSONAL POLITICAL CONTRIBUTIONS

You cannot use political contributions or other payments to GOVERNMENT OFFICIALS with the intent to influence decisions to select or retain CBRE Clarion as an investment adviser for state or local government entities. The practice of using political contributions to influence the solicitation of advisory services for government entities is considered "pay-to-play" and is prohibited under the Investment Advisers Act of 1940. You must follow the POLICY ON POLITICAL CONTRIBUTIONS contained in SECTION 2_6000 of our Compliance Manual. The summary in this Code is intended for a quick reference.


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You must get prior approval from the CBRE Clarion General Counsel or Chief
Compliance Officer before making any political contribution. Even with approval, you will be limited in the amount of your contribution. You must also report any political contributions, including those made to a political party or a political action committee.

If you wish to become involved with a political party or a political action committee, you must notify the General Counsel and Chief Compliance Officer before engaging in the activity. However, you cannot coordinate or solicit contributions for a political action committee.

          D.   ANTI-BRIBERY AND ANTI-CORRUPTION

Bribery in any form is unacceptable. Payments, or any promise of a payment, to a GOVERNMENT OFFICIAL or entity, a commercial entity, or individual intended to influence any act or decision of such person or organization are illegal and not tolerated. The ANTI-BRIBERY AND ANTI-CORRUPTION POLICIES AND PROCEDURES contained in SECTION 2_4100 of the Compliance Manual prohibit bribes, kickbacks, facilitating or grease payments, cash advances. The policy also requires pre-approval for any payments (including travel, meals, GIFTS, and ENTERTAINMENT) to GOVERNMENT OFFICIALS.

It is important for you to realize that the representatives for a client which is a municipal, state, or national government or agency (including the pension plan) could be considered GOVERNMENT OFFICIALS.

          E.   CONFIDENTIAL INFORMATION AND PRIVACY

We are professionals and provide investment services to professional clients and investors.

You must preserve the confidentiality of information provided to us by any client concerning matters within the scope of our relationship. You must only use this information to provide service to the client or investor. You can only disclose confidential client / investor information in accordance with our privacy policy, as described in our Privacy Notice to clients and investors (see SECTION 6_4000 in our Compliance Manual). You must also follow the corporate CLEAN DESK POLICY, available on the firm's intranet site.

In addition to information related to clients and investors, the information generated and utilized by CBRE Clarion is considered confidential, proprietary information. You cannot use or communicate this information beyond the activities needed to fulfill your job duties.

You cannot make a transaction -- or direct someone else to make a transaction -- in an investment based on advanced knowledge of a research report to be published by CBRE Clarion, CBRE, or any CBRE affiliate or based on the advance knowledge of a client transaction.


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18                                      CBRE Clarion Securities | CODE OF ETHICS

          F.   CFA INSTITUTE CODE OF ETHICS AND STANDARDS OF PROFESSIONAL
               CONDUCT

We are a firm of diverse professional competencies and backgrounds. Our management and investment personnel are members of the CFA Institute. Therefore, we abide by the CFA Institute Code of Ethics and Standards of Professional Conduct (CFA Code and CFA Standards). Even if you are not a member of the CFA Institute, you are expected to follow the CFA Code and CFA Standards where it applies to your activities.

The full CFA Code and CFA Standards are included as an appendix within our Compliance Manual and they are also available on the CFA Institute's public website (WWW.CFAINSTITUTE.ORG).

          G.   FAIRNESS IN COMMUNICATIONS

               1.   Misrepresenting Services or Guaranteeing Performance

You must not make any statements, orally or in writing, to any clients, investors, prospective clients or investors, or the general public which false or misleading. Any marketing materials must be generated and distributed in accordance with our MARKETING AND ADVERTISING POLICIES AND PROCEDURES, contained in SECTION 6_10000 in our Compliance Manual.

Further, you must not misrepresent:

     o The services that you or CBRE Clarion is capable of performing for a client or investor,

     o    Your qualifications or the qualifications of CBRE Clarion, and/or

     o    The expected performance of any investment.

Investment personnel and CBRE Clarion may make reasonable estimations of future earnings, funds from operations, dividends and other items if the statistics are clearly labeled as estimates or projections and are based on reasonable information.

               2.   Presenting Performance Returns

You must not make any statements, orally or in writing, which misrepresent the investment performance that you, the firm, or any client has accomplished or can reasonably be expected to achieve.


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19                                      CBRE Clarion Securities | CODE OF ETHICS

You must follow our policies and procedures to generate and disseminate marketing materials contained in SECTION 6_10000 of our Compliance Manual prior to communicating any materials to client or prospective client.

As a firm, we comply with the Global Investment Performance Standards (GIPS[R]). If you communicate any performance information to any outside party, you must make every reasonable effort to ensure that the performance information is a fair, accurate, and a complete presentation of such performance.

               3.   Plagiarism

You must not plagiarize any content when creating material for clients or the general public. You must not copy or use in substantially the same form, material prepared by other persons without acknowledging its use and identifying the name of the author or the publisher of such material.

Plagiarism generally does not apply to when you simply cite factual information published by recognized financial and statistical reporting services or similar sources.





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20                                      CBRE Clarion Securities | CODE OF ETHICS

     V.   OTHER POTENTIAL CONFLICTS OF INTEREST

It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflict of interest situations is the possibility that your actions or decisions will be affected because of actual or potential differences between your own personal interests and the interests of CBRE Clarion, our affiliates, or our clients.

A conflict of interest does not have anything to do with your motivations or integrity. Rather, an activity is a conflict of interest if it creates the perception of conflicting loyalties or could potentially result in conflicting loyalties.

A particular activity or situation may be considered a conflict of interest even though it does not result in any financial loss to CBRE Clarion, our clients, or our affiliates. In fact, the activity or situation may not even result in any gain to you or CBRE Clarion.

     You must disclose all situations and relationships which could reasonably be PERCEIVED to interfere with your duty to CBRE Clarion, or with your ability to provide unbiased service to our clients and investors. YOU WILL BE REQUIRED TO IDENTIFY ALL RELEVANT RELATIONSHIPS AND SITUATIONS INITIALLY UPON JOINING THE FIRM AND UPDATE THIS LIST EACH YEAR. If necessary, we may restrict some of your activities as result of a conflict of interest, up to and including requiring you to cease the relationship or situation.

You may also be subject to disclosure requirements related to conflicts of interest imposed by laws, regulations, or outside professional organizations governing your activities.

If you are a member of the investment team, you must disclose any material conflict of interest relating to your recommendations or investment actions. This is particularly important if you have any material personal ownership of the securities or other investments involved in the recommendation or investment action which could reasonably be perceived to impair your ability to render unbiased and objective advice.


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21                                      CBRE Clarion Securities | CODE OF ETHICS

     A.   OUTSIDE BUSINESS ACTIVITIES

          1.   Loyalty

You cannot engage in other employment or business activities, including personal investments, which interfere with your duties to CBRE Clarion, divides your loyalty to CBRE Clarion, or creates the appearance of a conflict of interest.

You and members of your immediate family cannot engage in any transaction which involves CBRE Clarion if you or the member of your family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through your normal compensation). There may be exceptions specifically permitted by management which would be authorized in writing.

If you receive any business or investment opportunity as a result of your association with CBRE Clarion where CBRE Clarion or our clients might reasonably be expected to participate or have an interest, you must disclose this opportunity and the relevant facts to the Chief Compliance Officer and receive approval before proceeding.

          2.   Interest in Competitors or Service Providers

You cannot operate or participate in any outside enterprise which competes with CBRE Clarion.

We understand that you may have family members who work in the financial services industry. In some circumstances, this could create a divided loyalty or the appearance of one. To assist CBRE Clarion in monitoring potential conflicts of interest, you must notify the Chief Compliance Officer if any family member has a relationship with a competitor or service provider of CBRE Clarion where your family member is:

     o    an employee,

     o    an officer,

     o    a director,

     o    a trustee, or

     o    an owner.

          3.   Outside Employment and Service as a Corporate Director

If you wish to operate or participate in any outside enterprise where you are compensated or receive some other financial benefit, you must notify the Chief Compliance Officer and receive written consent from management (and, if applicable, from the outside party for whom you work).


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22                                      CBRE Clarion Securities | CODE OF ETHICS

Outside enterprises include serving as a director of a public company (including a public company in the CBRE Clarion investable universe), serving as a trustee or general partner of a partnership, or serving as an officer or board member of a not-for-profit organization.

You should not have any outside employment that could cause embarrassment to or jeopardize the interests of CBRE Clarion. Outside employment should not interfere with CBRE Clarion operations, or adversely affect your productivity or the productivity of other employees.

          B.   AFFILIATIONS WITH CLIENTS OR REAL ESTATE COMPANIES

Another relationship which can create the perception of a conflict of interest is if you have a personal relationship with someone associated with a client or investors, a consulting firm evaluating our advisory business, or a real estate or infrastructure company in our "investable universe." To assist CBRE Clarion in monitoring potential conflicts of interest, you must notify the Chief Compliance Officer if any family member has a relationship with a client, an investor, a consulting firm evaluating our advisory business, or a real estate company which is in our "investable universe" where your family member is:

     o    an employee,

     o    an officer or executive,

     o    a director, or

     o    a trustee.

          C.   ADDITIONAL COMPENSATION ARRANGEMENTS

If you receive compensation or some other financial benefit from any outside party for professional services, you must notify the Chief Compliance Officer.


You cannot accept compensation, in any form, for any services performed in your capacity as a CBRE Clarion employee from any outside party.




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23                                      CBRE Clarion Securities | CODE OF ETHICS

     VI.  RECORDKEEPING

CBRE Clarion will maintain books and records related to this Code as set forth below. These records will be maintained in accordance with Rule 204-2 and Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. The records will be maintained in an accessible location and will be available for examination by representatives of the SEC and other regulatory agencies with appropriate jurisdiction.

     o A copy of this Code (and any other code adopted by CBRE Clarion), which was in place at any time within the past five years.

     o A record of any Code violation and any sanctions imposed will be preserved for a period of at least five years following the end of the fiscal year in which the violation occurred.

     o A copy of each Quarterly Transaction Report, Initial Holdings Report, Annual Holdings Report and account statements and duplicate confirmations submitted under this Code will be preserved for a period of at least five years from the end of the fiscal year in which it is made. These records will be maintained in a confidential and secure place.

     o A record of all ACCESS PERSONS, both current and those within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports.

     o A record of each ACCESS PERSON'S written acknowledgement that each had received and understood this Code. Furthermore, the acknowledgement forms will be kept for five years after the individual ceases to be a supervised person.


     o A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or Limited Offering, for at least five years after the end of the fiscal year in which the approval is granted.

     o A copy of each annual report of issues arising under this Code will be maintained for at least five years from the end of the fiscal year in which it is made.


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24                                      CBRE Clarion Securities | CODE OF ETHICS

APPENDIX: GLOSSARY

THE DEFINITIONS AND TERMS USED IN THIS CODE ARE INTENDED TO MEAN THE SAME AS THEY DO UNDER THE INVESTMENT ADVISERS ACT OF 1940 AND OTHER FEDERAL SECURITIES LAWS. IF A DEFINITION IN THIS GLOSSARY CONFLICTS WITH THE DEFINITION IN THE INVESTMENT ADVISERS ACT OR 1940 OR OTHER FEDERAL SECURITIES LAW, OR IF A TERM IN THIS CODE IS NOT DEFINED, YOU SHOULD FOLLOW THE DEFINITIONS AND MEANINGS IN THE REGULATIONS.

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ACCESS PERSON       Any officer or advisory representative of CBRE Clarion. Any employee of CBRE Clarion who makes, participates in, or
                    obtains information regarding client transactions. Any
                    natural person in a control relationship to the clients.
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ANYTHING OF VALUE   Anything that provides a benefit to the recipient,
                    including, but not limited to: cash or cash equivalents;
                    the purchase of property or services at inflated or
                    discounted prices; extravagant entertainment; cars; jewelry;
                    home improvements; intangible benefits; travel; and/or
                    stocks.
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BENEFICIAL OWNER    Any person who -- directly or indirectly through any
                    contract, arrangement, understanding, relationship or
                    otherwise -- has (or shares in) any direct or indirect
                    financial interest in a security. You should generally
                    consider yourself the "beneficial owner" of any securities in which you have a direct or indirect ownership interest.
                    In addition, you should consider yourself the beneficial
                    owner of securities held by your spouse, your minor
                    children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or
                    relationship that provides you with sole or shared voting or investment power.
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BLACK-OUT           A temporary restriction from buying or selling a particular security.
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COMMERCIAL          Any land or building suitable for office, commercial,
REAL ESTATE         industrial, retail, hotel, and/or multi-family housing
                    (consisting of more than four (4) units). Personal
                    residences, vacation homes, and multi-family housing
                    (consisting of four (4) units or less) are NOT considered
                    COMMERCIAL REAL ESTATE.
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ENTERTAINMENT       Any benefit, where the donor is present , provided to you
                    or your related person by an external (non-CBRE) person or provided by you to an external (non-CBRE) person in the form of:

                    o    Meals, drinks, visits to theatres, other venues, etc.;

                    o Tickets to events (e.g., invitations to concerts, exhibitions, sporting events); or

                    o Personal events at discounted rates (e.g., travel or accommodation arrangements, etc.).

                    Entertainment does not include meals during business hours with external persons at restaurants near a CBRE Clarion office.

                    Entertainment does not include activities provided or received by you to or from other CBRE entities or their employees.
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25                                      CBRE Clarion Securities | CODE OF ETHICS

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GIFT                Any benefit (both monetary and non-monetary) other than
                    Entertainment provided to you or your related person by an external (non-CBRE) person or provided by you to an external (non-CBRE) person. Benefits expressly include all kinds of services and the procurement of goods at a price below market value. Gifts do not include any item that:

                         o Is one of a number of identical items that are widely distributed (e.g., pens, desk sets, promotional materials, items marked with a corporate logo, etc.) the value of which does not exceed $75; or

                         o    Is covered by the definition of "Entertainment."

                    Gift does not include items provided by CBRE entities or employees to other CBRE entities or employees.

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GOVERNMENT          Means:
OFFICIAL

                         o    Any officer or employee of a government;

                         o    Any officer or employee of any organ or
                              instrumentality of the government;

                         o Any person acting in an official capacity for or on behalf of any government or its instrumentality;

                         o Officers or employees of state-owned companies or controlled commercial enterprises (even if a company is not wholly owned by the state, it may be considered an "instrumentality" of a government if the government exercises substantial control over it or if it performs a government function);

                         o Any officer or employee of a public international organization; and

                         o    Political parties, their officials, and
                              candidates for public office.

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HOLDING PERIOD      A minimum period of time you must wait between opposite
                    transactions in the same security. That is, a minimum number of days between the last purchase and first sale of a security or between the last sale and the first purchase of a security.

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INTEREST IN         Includes the property itself, as well as any debt or equity
COMMERCIAL          SECURITIES of an entity engaged in investing, owning, or
REAL ESTATE         transacting in COMMERCIAL REAL ESTATE. An INTEREST also
                    includes direct and INTERESTS.

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MATERIAL            Any information about a public company, security, or
NON-PUBLIC          portfolio which has not been generally disclosed to the
INFORMATION         public or the marketplace, and the dissemination of this
                    information would be considered important by reasonable
                    investors in determining whether to trade the company's
                    securities. Material non-public information is often
                    referred to as "inside information."
--------------------------------------------------------------------------------


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26                                      CBRE Clarion Securities | CODE OF ETHICS

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                    Generally, information is "material" if a reasonable
                    investor would consider the information important in making an investment decision. Information is also "material" if it is reasonably certain to have a significant effect on the price of the security.

                    Information is considered "non-public" unless it has been communicated to the general public or the marketplace. Information is "public" if it appears in a public filing, a press release, or publication.

                    The specificity of the information, as well as the extent of its difference from public information, its nature, and its reliability, may be important factors in determining if the information is "material" and "non-public."

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SECURITIES          Means any note, stock, treasury stock, security future,
                    bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any, security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

                    "Securities" does not include direct obligations of the U.S. Government or its agencies, bankers' acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

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SECURITIES ACCOUNT  Any account which can buy, sell, or hold securities.
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                                   * * * * *

          IF YOU HAVE ANY QUESTIONS REGARDING ANY ASPECT OF THIS CODE,
                      PLEASE SEE THE CHIEF COMPLIANCE OFFICER.

                                   * * * * *



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27                                      CBRE Clarion Securities | CODE OF ETHICS